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ICSL
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Innovative Clinical Solutions, Ltd.



FOR IMMEDIATE RELEASE
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CONTACTS:
Innovative Clinical Solutions, Ltd.
Michael Heffernan, President, CEO and Chairman
Gary Gillheeney, Chief Financial Officer and Treasurer
Tel: (401) 831-6755 Fax: (401) 831-6758


           Innovative Clinical Solutions Announces Bond Restructuring to Facilitate Recapitalization and Implementation of Restructuring Plan


Providence, RI, May 22, 2000----Innovative Clinical Solutions, Ltd. (OTC Bulletin Board: ICSL .OB) today announced that it intends to recapitalize the Company by restructuring its $100 million 6.75% convertible debentures due 2003 into ICSL common equity. The Company will seek to convert this debt through a voluntary prepackaged plan of reorganization of ICSL and its subsidiaries under Chapter 11 of the Bankruptcy Code. The Company has opted to implement the recapitalization through a prepackaged plan, rather than through an exchange offer, primarily because this process enables the Company to convert all $100 million of debentures so long as the plan is approved by (i) holders of at least two-thirds (2/3) of the principal amount of the debentures that actually vote on the plan and (ii) more than one-half (1/2) of the number of debentureholders who actually vote on the plan. Holders of more than 50% of the principal amount of the debentures have agreed in writing to vote in favor of the prepackaged plan. The plan must also be confirmed by a U.S. Bankruptcy Court.

As would be the case in an exchange offer, only the debentureholders would be affected by the prepackaged plan. The Company fully expects to continue operating its businesses in the normal course both before and during the Chapter 11 process and that it will be authorized to pay all other lenders, customers, trade creditors and employees in full, without interruption.

"This is not, in any way, a traditional Chapter 11 filing," Michael Heffernan, President and CEO of ICSL, stated. "The prepackaged plan has already received the approval of ICSL's largest individual bondholders who own over 50% of the outstanding debentures and we have nearly completed negotiating the final documents. I am pleased to say that no other lenders, trade creditors or employees should be affected by this filing, and that it should have no impact whatsoever on our day-to-day activities or on our ability to meet our customer needs or our financial commitments. After a thorough evaluation of all available strategic alternatives," Mr. Heffernan continued, "ICSL's Board of Directors has concluded that this proposed transaction is in the best interest of all of the Company's constituencies, including its employees, stockholders, customers, bondholders and other lenders." Mr. Heffernan added, "In all, this proposed recapitalization will give us a significantly improved, relatively debt-free balance sheet. It will provide us with the financial flexibility required to complete our restructuring and continue the implementation of our growth plan."

Under the proposed recapitalization, ICSL would issue new common equity to its debentureholders and existing stockholders. Following the recapitalization, approximately 90% of ICSL's common stock will belong to the Company's debentureholders, with the remaining 10% being distributed to existing shareholders in exchange for their existing shares, subject to dilution by options the Company proposes to issue to executive management and outside directors. The process is designed to convert all of the debentures into ICSL common stock. At the present time, it is not possible to determine the value of the stock to be issued to ICSL's stockholders in the recapitalization.

The Company's existing common stock has been trading on the OTC Bulletin Board under the symbol "ICSL.OB" since being delisted from the NASDAQ National Market on December 8, 1999. The Company hopes to relist the new common stock on the Nasdaq National Market following the recapitalization.

In January 1999, the Company embarked on an aggressive restructuring plan that included:
1) Commit to three core businesses--ICSL Clinical Studies, ICSL Network Management and ICSL Healthcare Research, 2) Divest all non-core businesses, 3) Recruit a new management team, 4) Strengthen its financial structure, and 5) Develop and implement an aggressive growth plan. The Company has substantially completed the first 3 phases, and the proposed recapitalization will allow the Company to focus on its growth plans.

"Post-transaction, we will continue to focus on growing our three core business units. We will explore additional partnership opportunities with pharmaceutical companies such as our agreements with Novartis, Pharmacia and Andrx. In addition, we will look for consolidation opportunities in the clinical research investigative site management industry where 'critical mass' is required," stated Michael Heffernan. "We have also shown that we can grow our Network Management division as evidenced by our recently announced new contracts totaling approximately $5 million in new annual revenue."

ICSL's financial advisor is Donaldson, Lufkin & Jenrette Securities Corporation.

Innovative Clinical Solutions, Ltd., headquartered in Providence, Rhode Island, provides services that support the needs of the pharmaceutical and managed care industries. The Company integrates its pharmaceutical services division with its provider network management division to create innovative solutions for its customers. The Company's services include clinical and economic research and disease management, as well as managed care functions for specialty and multi-specialty provider networks including more than 10,000 providers and close to 10 million patients nationwide. The Company's components include ICSL Clinical Studies, ICSL Healthcare Research and ICSL Network Management.

This press release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

           Editor's Note: This release is available on the Internet at
                             http://www.ICSLtd.net
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              10 Dorrance Street, Suite 400, Providence, RI 02903
                     Phone: 401-831-6755 Fax: 401-831-6758